Exhibit 99.1

Spectra Energy Partners Reports Second Quarter 2018 Results and Announces 43rd Consecutive Quarterly Cash Distribution Increase

HOUSTON, August 2, 2018 - Spectra Energy Partners, LP (NYSE: SEP) today reported net income of $391 million, of which $381 million is attributable to SEP's controlling interests, for the second quarter ended June 30, 2018, with earnings per limited partner unit of $0.78.

HIGHLIGHTS:

•	Strong quarter supported by solid base business performance and increased earnings from expansion projects
•	More than $2 billion of expansion projects advancing and on target for respective 2018 in-service dates
•	Received non-binding offer from Enbridge and Enbridge (U.S.) Inc. to acquire all of the outstanding SEP units not currently owned by Enbridge and Enbridge (U.S.) Inc.; a conflicts committee of independent directors has been established to review and consider the offer
•	Announced 43rd consecutive quarterly distribution increase, representing a 7 percent increase over the distribution declared in August 2017

For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $574 million, compared with $548 million in the prior-year quarter. Ongoing net income from controlling interests was $385 million for the quarter, or $0.79 earnings per limited partner unit, compared with $357 million, or $0.84 earnings per limited partner unit in the prior-year quarter. Net income from controlling interests was $381 million for the quarter, or $0.78 earnings per limited partner unit, compared with $328 million, or $0.75 earnings per limited partner unit in the prior-year quarter.

Second quarter 2018 ongoing distributable cash flow (DCF) was $402 million, compared with $371 million in the prior-year quarter.

QUARTERLY DISTRIBUTION

Spectra Energy Partners announced today that the board of directors of the general partner declared a quarterly cash distribution to unitholders of $0.76375 per unit, an increase of 1.25 cents over the previous level of $0.75125 per unit and a 7 percent increase compared to the second quarter 2017. The cash distribution is payable on August 29, 2018, to unitholders of record at the close of business on August 15, 2018. This quarterly cash distribution equates to $3.055 per unit on an annual basis.

RESTRUCTURING PROPOSAL

On May 17, 2018, SEP received a non-binding offer from Enbridge and Enbridge (U.S.) Inc., the general partner, to acquire all of the SEP outstanding equity securities not beneficially owned by Enbridge. Under the terms of the offer, SEP unitholders would receive 1.0123 common shares of Enbridge per SEP unit.

The board of directors of SEP's general partner has established a conflicts committee of independent directors to review and consider the proposal. Any definitive agreement is subject to approval of a majority of the outstanding common units, and is expected to contain customary closing conditions, including standard regulatory notifications and approvals.

REGULATORY UPDATE

On July 18, 2018, the Federal Energy Regulatory Commission (FERC) issued an Order that: (1) dismissed all requests for rehearing of its March 15, 2018 Revised Policy Statement and explained that its revised policy does not establish a binding rule, but is instead an expression of general policy that FERC intends to follow in the future; and (2) provides guidance that if a Master Limited Partnership (MLP) or other tax pass-through pipeline eliminated its income tax allowance from its cost of service framework, then Accumulated Deferred Income Taxes (ADIT) will similarly be removed from its cost of service. As a statement of general policy, FERC will consider alternative application of its tax allowance and ADIT policy on a case-by-case basis.

Pending greater clarification from FERC on the application of its new policy, assessing the near- and long-term implications of the policy is challenging. While many uncertainties remain with regards to the implementation, if implemented as announced, and combined with the impact of the U.S. Tax Reform, SEP estimates the effect on its revenue and distributable cash flow to be immaterial. The benefit from the changes related to the removal of ADIT from cost of service is expected to largely offset the income tax disallowance in cost of service rates. Any future direct impacts to revenue and distributable cash flow would only take effect upon the execution and settlement of a rate case where the outcome could be different than described herein.

SEGMENT RESULTS

U.S. Transmission

Ongoing EBITDA from U.S. Transmission was $509 million in the second quarter 2018, compared with $497 million for the second quarter of 2017. These results reflect increased earnings from expansion projects, partially offset by higher allocated corporate shared-services costs of $13 million previously reported in "Other". The 2018 ongoing results exclude special items of $4 million in expenses, primarily from merger-related severance costs. The 2017 ongoing results exclude special items of $11 million in expenses related to the 2016 Texas Eastern pipeline incident and $6 million in expenses, primarily from merger-related costs.

Liquids

Ongoing EBITDA from Liquids was $67 million in the second quarter 2018, which was comparable with the second quarter 2017. The 2017 period excludes a special item of $1 million for merger-related costs.

Other

Beginning with first quarter of 2018, "Other" consists of certain direct corporate governance costs. Allocated corporate shared-service costs were previously included in "Other" but are now directly allocated to the business segments. Ongoing net expenses from "Other" were $2 million and $14 million in second quarters 2018 and 2017, respectively. These results primarily reflect lower allocated corporate shared-services costs now included in U.S. Transmission and Liquids. The 2017 period excludes special items of $11 million, primarily from merger-related costs.

Interest Expense

Interest expense was $85 million in the second quarter 2018, compared with $60 million in the second quarter 2017, reflecting lower capitalized interest due to Sabal Trail being placed into service and an increase in interest rates related to short-term borrowings.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy Partners as of June 30, 2018, was $8.2 billion, with available liquidity of approximately $1.3 billion.

Including contributions from noncontrolling interests, Spectra Energy Partners has $1.6 billion of capital expansion spending planned in 2018. Total capital spending for the six months ended June 30, 2018, was $617 million, consisting of $542 million of growth capital expenditures and $75 million of maintenance capital expenditures.

EXPANSION PROJECT UPDATES

Key projects are advancing as expected and are on track to achieve their respective 2018 in-service dates, adding to SEP's track record of successful project execution.

•	Construction of the mainline and other facilities of NEXUS is currently underway in Ohio and Michigan, with approximately 80 percent completed to date. The project remains on target for a late third quarter 2018 in-service date. We remain in active discussions with producers and end-use customers to fill the remaining unsubscribed capacity.
•	We continue to advance the second stage of Atlantic Bridge, with its full capacity targeted for commercial availability in the fourth quarter 2018, which will add much needed capacity to the New England region.
•	Construction is progressing on the South Texas Expansion Project (STEP) and the Pomelo Connector, which are both on track for an in-service date in the fourth quarter 2018. The projects provide an important link in SEP’s South Texas infrastructure, supporting reliable gas transportation for exports to serve Mexico’s growing natural gas demand.

SEP’s other projects with in-service dates beyond 2018, totaling more than $500 million, continue to advance through various stages of the regulatory approval process and remain on track for their respective targeted in-service dates.

ADDITIONAL INFORMATION

Additional information about second quarter 2018 earnings can be obtained via the Spectra Energy Partners website: www.spectraenergypartners.com.

Spectra Energy Partners will host a joint webcast with Enbridge Inc. (TSX: ENB) (NYSE: ENB) on August 3, 2018, at 8 a.m. CT. The webcast will be available via the Spectra Energy Partners Events & Presentations page, and the conference call can be accessed by dialing (877) 930-8043 in North America or (253) 336-7522 outside North America. The participant passcode is 5369238#.

A replay of the call will be available via the Spectra Energy Partners Events & Presentations page, or by dialing (855) 859-2056 in North America or (404) 537-3406 outside North America and using the above passcode.

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Spectra Energy Partners’ media and investor relations teams will be available after the call for any additional questions.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the partnership. This measure is a non-GAAP financial measure as it represents net income from controlling interests, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA) and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Partners, LP. Ongoing EBITDA represents EBITDA, excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Partners, LP’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Partners, LP is net income.

The primary performance measures used by us to evaluate segment performance are segment EBITDA and Other EBITDA. We consider segment EBITDA and Other EBITDA, which are the GAAP measures used to report segment results, to be good indicators of each segment's operating performance from its continuing operations as they represent the results of our segments' operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA and Other EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure, as it represents reported segment EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment's ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is segment EBITDA.

We also present Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the partnership to support distribution growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF, excluding the cash effect of special items. The most directly comparable GAAP measure for DCF and ongoing DCF is net income. We also use DCF coverage, which is a non-GAAP financial measure, as it represents DCF divided by distributions declared on partnership units. The most directly comparable GAAP measure for DCF coverage is earnings per limited partner unit.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other partnerships because other partnerships may not calculate these measures in the same manner.

Distribution Information

This information is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture; the negotiation and execution, and the terms and conditions, of a definitive agreement relating to the proposed transaction and the timing and ability of Enbridge Inc. or Spectra Energy Partners, LP to enter into or consummate such agreement; and the focus of management time and attention on the proposed transaction and other disruptions arising from the proposed transaction. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2017 Form 10-K, filed on February 16, 2018, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners

Spectra Energy Partners, LP is one of the largest pipeline master limited partnerships in the United States and connects growing supply areas to high-demand markets for natural gas and crude oil. These assets include approximately 16,000 miles of transmission pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 5.6 million barrels of crude oil storage. Spectra Energy Partners, LP is traded on the New York Stock Exchange under the symbol SEP; information about the company is available on its website at www.spectraenergypartners.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media:	Michael Barnes
Toll Free: (888) 992-0997
michael.barnes@enbridge.com

Analysts and Investors:	Roni Cappadonna
Toll Free: (800) 481-2804
investor.relations@enbridge.com

Spectra Energy Partners, LP

Quarterly Highlights

June 2018

(Unaudited)

(in millions, except per-unit amounts)

Reported - These results include the impact of special items

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
INCOME (a)
Operating Revenues	$726	$695	$1,505	$1,395
Total Reportable Segment EBITDA	572	544	1,169	1,089
Net Income - Controlling Interests	381	328	788	645
EBITDA BY BUSINESS SEGMENT
U.S. Transmission	$505	$480	$1,027	$959
Liquids	67	64	142	130
Total Reportable Segment EBITDA	572	544	1,169	1,089
Other EBITDA	(2)	(25)	(3)	(71)
Total Reportable Segment and Other EBITDA	$570	$519	$1,166	$1,018
PARTNERS' CAPITAL
Declared Cash Distribution per Limited Partner Unit	$0.76375	$0.71375	$1.51500	$1.41500
Weighted Average Units Outstanding
Limited Partner Units	485	310	465	310
General Partner Units	—	6	1	6
DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$398	$341	$851	$697
CAPITAL AND INVESTMENT EXPENDITURES (b)
Capital expenditures - U.S. Transmission			$363	$1,350
Capital expenditures - Liquids			22	11
Investment expenditures			232	158
Total			$617	$1,519
U.S. TRANSMISSION
Operating Revenues	$624	$592	$1,295	$1,188
Operating Expenses
Operating, Maintenance and Other	212	201	426	401
Other Income and Expenses	93	89	158	172
EBITDA	$505	$480	$1,027	$959
LIQUIDS
Operating Revenues	$102	$103	$210	$207
Operating Expenses
Operating, Maintenance and Other	36	39	69	76
Other Income and Expenses	1	—	1	(1)
EBITDA	$67	$64	$142	$130
Express Pipeline Revenue Receipts, MBbl/d (c)	263	254	262	263
Platte PADD II Deliveries, MBbl/d	121	136	132	140
Canadian Dollar Exchange Rate, Average	1.29	1.34	1.28	1.33

			June 30,	December 31,
			2018	2017
Debt			$8,151	$8,463
Actual Units Outstanding			485	319

(a) Reported results reflect the impact of the U.S. Federal Tax Reform Legislation enacted in December 2017.

(b) Excludes contributions received from noncontrolling interests of $1 million in 2018 and $416 million in 2017.

(c) Thousand barrels per day.

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(in millions)

Reported - These results include the impact of special items

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating Revenues	$726	$695	$1,505	$1,395
Operating Expenses	340	352	677	720
Operating Income	386	343	828	675
Other Income and Expenses	97	89	163	172
Interest Expense	85	60	170	116
Earnings Before Income Taxes	398	372	821	731
Income Tax Expense	7	5	12	10
Net Income	391	367	809	721
Net Income - Noncontrolling Interests	10	39	21	76
Net Income - Controlling Interests	$381	$328	$788	$645

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions)

	June 30,	December 31,
	2018	2017
ASSETS
Current Assets	$621	$561
Investments and Other Assets	5,742	6,259
Net Property, Plant and Equipment	15,128	14,899
Regulatory Assets and Deferred Debits	352	337
Total Assets	$21,843	$22,056

LIABILITIES AND EQUITY
Current Liabilities	$1,127	$1,105
Long-term Debt	7,651	7,963
Deferred Credits and Other Liabilities	1,064	1,087
Equity	12,001	11,901
Total Liabilities and Equity	$21,843	$22,056

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Income	$391	$367	$809	$721
Add:
Interest expense	85	60	170	116
Income tax expense	7	5	12	10
Depreciation and amortization	90	87	179	172
Foreign currency (gain) loss	(2)	—	(3)	—
Less:
Third party interest income	1	—	1	1
EBITDA	570	519	1,166	1,018

Add:
Earnings from equity investments	(71)	(40)	(129)	(78)
Distributions from equity investments	75	40	135	78
Noncash Impact of the U.S. Tax Reform	—	—	(25)	—
Other	(4)	(1)	(3)	—

Less:
Interest expense	85	60	170	116
Equity AFUDC	9	48	15	93
Net cash paid for income taxes	4	3	5	8
Distributions to non-controlling interests	13	13	28	25
Maintenance capital expenditures	61	53	75	79
Total Distributable Cash Flow	$398	$341	$851	$697

Spectra Energy Partners, LP

Reported to Ongoing Distributable Cash Flow Reconciliation

(Unaudited)

(in millions)

	Three months ended
	June 30, 2018			June 30, 2017
	Reported	Less: Special Items	Ongoing	Reported	Less: Special Items	Ongoing
Net Income	$391	$(4)	$395	$367	$(29)	$396
Add:
Interest expense	85	—	85	60	—	60
Income tax expense	7	—	7	5	—	5
Depreciation and amortization	90	—	90	87	—	87
Foreign currency (gain) loss	(2)	—	(2)	—	—	—
Less:
Third party interest income	1	—	1	—	—	—
EBITDA	570	(4)	574	519	(29)	548

Add:
Earnings from equity investments	(71)	—	(71)	(40)	—	(40)
Distributions from equity investments	75	—	75	40	—	40
Other	(4)	—	(4)	(1)	—	(1)

Less:
Interest expense	85	—	85	60	—	60
Equity AFUDC	9	—	9	48	—	48
Net cash paid for income taxes	4	—	4	3	—	3
Distributions to non-controlling interests	13	—	13	13	—	13
Maintenance capital expenditures	61	—	61	53	1	52
Total Distributable Cash Flow	$398	$(4)	$402	$341	$(30)	$371

Spectra Energy Partners, LP

Reported to Ongoing Distributable Cash Flow Reconciliation

(Unaudited)

(in millions)

	Six months ended
	June 30, 2018			June 30, 2017
	Reported	Less: Special Items	Ongoing	Reported	Less: Special Items	Ongoing
Net Income	$809	$21	$788	$721	$(75)	$796
Add:
Interest expense	170	—	170	116	—	116
Income tax expense	12	—	12	10	—	10
Depreciation and amortization	179	—	179	172	—	172
Foreign currency (gain) loss	(3)	—	(3)	—	—	—
Less:
Third party interest income	1	—	1	1	—	1
EBITDA	1,166	21	1,145	1,018	(75)	1,093

Add:
Earnings from equity investments	(129)	—	(129)	(78)	—	(78)
Distributions from equity investments	135	—	135	78	—	78
Noncash Impact of the U.S. Tax Reform	(25)	(25)	—	—	—	—
Other	(3)	—	(3)	—	—	—

Less:
Interest expense	170	—	170	116	—	116
Equity AFUDC	15	—	15	93	—	93
Net cash paid for income taxes	5	—	5	8	—	8
Distributions to non-controlling interests	28	—	28	25	—	25
Maintenance capital expenditures	75	—	75	79	2	77
Total Distributable Cash Flow	$851	$(4)	$855	$697	$(77)	$774

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

June 2018 Quarter-to-Date

(Unaudited)

(in millions)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND	Reported	Less: Special		Ongoing
DEPRECIATION AND AMORTIZATION	Earnings	Items		Earnings

U.S. Transmission	$505	$(4	)(a)	$509
Liquids	67	—		67
Total Reportable Segment EBITDA	572	(4)		576

Other	(2)	—		(2)
Total Reportable Segment and Other EBITDA	$570	$(4)		$574

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$570	$(4)		$574
Depreciation and Amortization	(90)	—		(90)
Interest Expense	(85)	—		(85)
Other Income and Expenses	3	—		3
Income Tax Expense	(7)	—		(7)
Total Net Income	391	(4)		395

Total Net Income - Noncontrolling Interests	(10)	—		(10)

Total Net Income - Controlling Interests	$381	$(4)		$385

(a) Primarily consists of merger-related severance costs in 2018.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

June 2018 Year-to-Date

(Unaudited)

(in millions)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported Earnings	Less: Special Items		Ongoing Earnings

U.S. Transmission	$1,027	$14	(a)	$1,013
Liquids	142	7	(b)	135
Total Reportable Segment EBITDA	1,169	21		1,148

Other	(3)	—		(3)
Total Reportable Segment and Other EBITDA	$1,166	$21		$1,145

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$1,166	$21		$1,145
Depreciation and Amortization	(179)	—		(179)
Interest Expense	(170)	—		(170)
Other Income and Expenses	4	—		4
Income Tax Expense	(12)	—		(12)
Total Net Income	809	21		788

Total Net Income - Noncontrolling Interests	(21)	—		(21)

Total Net Income - Controlling Interests	$788	$21		$767

(a) Primarily consists of an adjustment to the U.S. Federal Tax Reform Legislation Regulatory Liability established in 2017, partially offset by merger-related severance costs in 2018.

(b) Primarily consists of a gain recognized on purchased oil inventory.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

June 2017 Quarter-to-Date

(Unaudited)

(in millions)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported Earnings	Less: Special Items		Ongoing Earnings

U.S. Transmission	$480	$(17	)(a)	$497
Liquids	64	(1	)(b)	65
Total Reportable Segment EBITDA	544	(18)		562

Other	(25)	(11)		(14)
Total Reportable Segment and Other EBITDA	$519	$(29)		$548

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$519	$(29)		$548
Depreciation and Amortization	(87)	—		(87)
Interest Expense	(60)	—		(60)
Other Income and Expenses	—	—		—
Income Tax Expense	(5)	—		(5)
Total Net Income	367	(29)		396

Total Net Income - Noncontrolling Interests	(39)	—		(39)

Total Net Income - Controlling Interests	$328	$(29)		$357

(a) Primarily merger-related severance costs and inspection and repair costs related to the Texas Eastern pipeline incident in Pennsylvania.

(b) Primarily merger-related severance costs.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

June 2017 Year-to-Date

(Unaudited)

(in millions)

SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION	Reported Earnings	Less: Special Items		Ongoing Earnings

U.S. Transmission	$959	$(37	)(a)	$996
Liquids	130	(3	)(b)	133
Total Reportable Segment EBITDA	1,089	(40)		1,129

Other	(71)	(35)		(36)
Total Reportable Segment and Other EBITDA	$1,018	$(75)		$1,093

EARNINGS

Total Reportable Segment EBITDA and Other EBITDA	$1,018	$(75)		$1,093
Depreciation and Amortization	(172)	—		(172)
Interest Expense	(116)	—		(116)
Other Income and Expenses	1	—		1
Income Tax Expense	(10)	—		(10)
Total Net Income	721	(75)		796

Total Net Income - Noncontrolling Interests	(76)	—		(76)

Total Net Income - Controlling Interests	$645	$(75)		$720

(a) Primarily merger-related severance costs and inspection and repair costs related to the Texas Eastern pipeline incident in Pennsylvania.

(b) Primarily merger-related severance costs.